EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-170651) pertaining to Southern Bank 401(k) Retirement Plan of our report dated December 17, 2015, on our audits of the statements of net assets available for benefits of Southern Bank 401(k) Retirement Plan as of June 30, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years ended June 31, 2015 and 2014,which report appears in the June 30, 2015, annual report on Form 11-K of Southern Bank 401(k) Retirement Plan.

/s/ BKD, LLP

St. Louis, Missouri
December 17, 2015